Exhibit 10.59

AMENDMENT TO MANAGEMENT AGREEMENT
BY AND BETWEEN
GAMING ENTERTAINMENT (DELAWARE), L.L.C.
AND HARRINGTON RACEWAY, INC.

This Amendment is entered into as of July 1, 1999 by and between Gaming Entertainment (Delaware), L.L.C. (“GED”) and Harrington Raceway, Inc. (“HRI”).

Witnesseth

WHEREAS, on January 31, 1996, GED and HRI executed a Management Agreement (the “Agreement”) relating to the management by GED on behalf of HRI of the Entertainment Center and other Commercial Activities, as those terms are more particularly defined pursuant to the terms of the Agreement; and

WHEREAS, pursuant to that certain amendment dated as of March 18, 1998, GED and HRI modified the terms of the Agreement in certain respects; and

WHEREAS, incident to a proposed expansion of the Entertainment Premises by HRI, GED and HRI now desire further to modify the terms of the Agreement in certain respects.

NOW, THEREFORE, in consideration of the sum of Ten and no/100 Dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, GED and HRI hereby agree, effective as of the date when the currently proposed 1999 expansion to the GED Premises first opens for business to the general public (the “Expansion Effective Date” for purposes of this Amendment”) further to modify the terms of the Agreement, as heretofore amended by instrument dated as of March 18, 1998, as follows:

ARTICLE I

DEFINITIONS

Article 1 of the Agreement shall be modified to redefine the terms “GED Premises” and “Gross Revenues”, respectively, as follows:

“GED Premises” shall mean those premises more particularly identified by Exhibit “B-l” (which exhibit shall, commencing with the Expansion Effective Date, supersede Exhibit “B” to the Agreement in all respects.)

“Gross Revenues” means all revenues, rental income (other than rental payments under the DSF/HRI Lease or the Sublease and Leaseback Agreement), sales or other income (exclusive of interest, dividends and other passive investment earnings realized from time to time with respect to funds invested by HRI, and regardless of the source of such invested funds) derived from goods sold, services performed or Commercial Activities, including, without limitation, Gross Win derived from Video Lottery Machines operated within the Entertainment Center, other income and sales derived from gaming and vending equipment, sales of food, beverages, non-food merchandise, OTB Revenue; revenue derived on the GED Premises from programs conducted by and/or with the consent of, and/or at the direction of GED and all other revenues, rental income, sales or other income derived from operation of the Entertainment Center and the related Improvements, net of payments of, and accruals for, payments of winnings to players, and prior to deduction for expenses of any kind or nature including, without limitation, (i) gaming taxes, (ii) payments to the Delaware State Lottery for Video Lottery Machines and services, and (iii) statutory purse supplements payable from Video Lottery Machines.  Commencing with the Expansion Effective Date and continuing for the remainder of the Term, the term “Gross Revenues” shall not include any amounts relating to the actual costs or other value associated with promotional allowances and/or complimentary goods or services or the price of complimentary admission tickets with respect to entertainment shows provided or issued in connection with the Entertainment Center and the Related Improvements (collectively, “Comps”) or other indirect, overhead or administrative costs associated with the provisions of Comps; provided, however, that, in the context of calculating Target Bonus for purposes of Section 7.3, this sentence shall not be interpreted to preclude consideration of the cost of goods provided and the salary and/or wages, payroll taxes, and benefits with respect to personnel employed in connection with providing of Comps.

ARTICLE 6

ACCOUNTING AND CASH MANAGEMENT

Article 6 of the Agreement shall be modified with the addition of the following new provision:

6.13         Supply Inventory.      GED shall maintain an appropriate inventory level of operating supplies in keeping with the objectives of providing customer service and taking advantage of volume discounts.  (Supply inventory shall not include items held for resale such as food, beverage and gift shop items.)  As supply items are consumed they will be charged to operating expenses.  Notwithstanding anything to the contrary, the supply inventory shall not exceed One Hundred Thousand and no/100 Dollars ($100,000.00).

ARTICLE 7

MANAGEMENT FEES

Article 7 of the Agreement shall be modified with the addition of the following new provision:

7.8           Management Fee Rebate.      Commencing with the first day of the calendar month coincident with the Expansion Effective Date or during which the Expansion Effective Date occurs, and continuing throughout the remaining term of this Agreement, HRI shall be entitled to an annual rebate with respect to the aggregate Base Management Fees and Target Bonus (collectively the “Fees”) otherwise due GED for the same annual period (the “Rebate Period”) pursuant to the terms of Sections 7.1 and 7.3, respectively.

(a)           Minimum Amount.      The annual rebate shall be calculated by multiplying (i) the percentage (the “Rebate Percentage”) set forth in subsection (b) of this Section 7.8 times (ii) the difference between (A) the aggregate Fees otherwise due GED for the pertinent Rebate Period and (b) a Minimum Amount established as follows:

(1)      For the Rebate Period which commences with the Rebate Effective Date and expires on the first anniversary of that date, the Minimum Amount above which the rebate shall accrue shall be the amount of Six Million and no/100 Dollars ($6,000,000.00).

(2)      For the Rebate Period which commences with the first anniversary of the Rebate Effective Date and expires on the second anniversary of that date, the Minimum Amount above which the rebate shall accrue shall be the amount of Six Million Five Hundred Thousand and no/100 Dollars ($6,500,000.00).

(3)      For the Rebate Period which commences with the second anniversary of the Rebate Effective Date and expires on the third anniversary of that date as well as for each succeeding Rebate Period, the Minimum Amount above which the rebate shall accrue shall be the amount of Seven Million and no/100 Dollars ($7,000,000.00); provided, however, that if the final Rebate Period expiring coincident with the expiration of the Term of this Agreement is a period of less than 365 days, the minimum amount established by this subsection shall be an amount equal to the product of (a) $7,000,000.00 times (b) a fraction, the numerator of which is the duration of such final Rebate Period expressed in terms of days and the denominator of which shall be 365.

(b)           Rebate Percentages.      For purposes of this Section 7.8, the amount as to which the aggregate Fees otherwise due GED for a particular Rebate Period exceed the minimum amount applicable to the same Rebate Period shall be referred to as the ‘‘Excess Fees” and the rebate percentage applicable to each Rebate Period shall be determined as follows:

(1)      For the initial three (3) Rebate Periods, the rebate percentages shall be sixty percent (60%) with respect to the aggregate Excess Fees equal to or less than the amount of One Million Six Hundred Sixty Six Thousand Six Hundred Sixty Seven and no/100 Dollars ($1,666,667.00) and forty percent (40%) with respect to the aggregate Excess Fees greater than the amount of One Million Six Hundred Sixty Six Thousand Six Hundred Sixty Seven and no/100 Dollars ($1,666,667.00).

(2)      For each Rebate Period subsequent to the initial three such periods the rebate percentage shall be fifty percent (50%).

All provisions of the Management Agreement not specifically cited and modified in this Amendment shall remain in full force and effect, and all terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Management Agreement.  In the event of an irreconcilable conflict among the terms of this Amendment and those of either the Agreement or the March 18, 1998 Amendment, the terms of the most recent of the instruments shall control.

IN WITNESS WHEREOF, HRI and GED have caused this Amendment to be executed and delivered under their respective seals as of this 19th day of OCTOBER, 1999.

HARRINGTON RACEWAY, INC.		GAMING ENTERTAINMENT (DELAWARE), L.L.C., by its Members, as follows:

By:	/s/ Jack Walls	DREAMPORT, INC.
Its:	President	(formerly, GTECH Gaming Subsidiary Corporation)
Date:	10/19/99

		By:	/s/ Michael C. Lightman
		Its:	Vice President, Operations
		Date:	10/19/99

FULL HOUSE SUBSIDIARY, INC.

		By:	/s/ Michael P. Shaunnessy
		Its:	Exec. V.P. & CEO
		Date:	October 19, 1999